Filed pursuant to Rule 424(b)(3)

Registration No. 333-228963

CLARION PARTNERS REAL ESTATE INCOME FUND INC.

SUPPLEMENT DATED JANUARY 21, 2021 TO

THE PROSPECTUS DATED MAY 14, 2020

Franklin Resources, Inc. (“Franklin Resources”) has committed to invest up to $125 million of seed capital in Class I Shares of Clarion Partners Real Estate Income Fund Inc. (the “Fund”) to facilitate the acquisition of the Fund’s commercial real estate investments.

Clarion Partners, LLC (“Clarion Partners”), the Fund’s investment sub-adviser and an indirect, majority-owned subsidiary of Franklin Resources, believes the availability of new capital will allow it greater latitude to add properties to the Fund’s portfolio of commercial real estate holdings.

Franklin Resources, whose principal executive offices are at One Franklin Parkway, San Mateo, California 94403, is a global investment management organization operating, together with its subsidiaries, as Franklin Templeton. As of December 31, 2020, Franklin Templeton’s asset management operations had aggregate assets under management of approximately $1.5 trillion.

Capitalized terms not defined herein have the meanings assigned to them in the Prospectus.

Please retain this supplement for future reference.

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